UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2006

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26529	22-3407945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Willowbrook Boulevard, Wayne, NJ	07470
(Address of Principal Executive Offices)	(Zip Code)

(973) 837-2700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Amendments to Grant Agreements

Audible, Inc. (the “Company”) amended a grant agreement with Andrew P. Kaplan, the Chief Financial Officer and Executive Vice President of the Company, effective as of November 6, 2006 with respect to 10,000 shares of outstanding, unvested restricted stock units (the “Units”) granted under the Audible, Inc. 1999 Stock Incentive Plan, as amended (the “Plan”). Pursuant to the amended grant agreement, the Units became fully vested immediately upon the termination of Mr. Kaplan’s employment with the Company. To comply with Internal Revenue Code section 409A(a)(2)(A)(i), settlement of the Units will occur under the amended grant agreement on the first business day that is at least six months following the date of his termination. Upon such settlement, the Company will issue to Mr. Kaplan 10,000 shares of the Company’s common stock underlying the vested Units.

Effective as of November 17, 2006 the Company also accelerated the vesting with respect to outstanding, unvested options to purchase 34,067 shares of the Company’s common stock (the “Options”) granted under the Plan such that the Options became fully vested and exercisable upon the termination of Mr. Kaplan’s employment with the Company.

Appointment of Chief Financial Officer

Effective November 17, 2006, Andrew P. Kaplan, the Chief Financial Officer and Executive Vice President of the Company, no longer serves in such capacities.  William H. Mitchell has succeeded Mr. Kaplan as the Company’s Chief Financial Officer and as the Principal Financial Officer and Principal Accounting Officer, effective November 20, 2006.

Mr. Mitchell, age 48, most recently served as Chief Financial Officer of Viewpoint Corporation, an internet marketing technology company. From July 2002 to August 2003, Mr. Mitchell served as Chief Financial Officer of MaxWorldwide, Inc., an Internet-based provider of marketing solutions for advertisers and web publishers. From January 2001 to July 2002, Mr. Mitchell served as Chief Financial Officer for Tally Systems, Inc., a software development company. Mr. Mitchell graduated with an A.B. from Dartmouth College, MS and MS/M.B.A. degrees from Northeastern University and obtained his certified public accountant license in 1982.

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Mitchell in connection with his appointment as chief financial officer. Under the Employment Agreement, Mr. Mitchell will receive an annual base salary of Two Hundred Seventy Thousand dollars ($270,000). The Employment Agreement also provides that Mr. Mitchell will be eligible to earn a bonus from the Company, with an annual target payout of fifty percent (50%) of his base salary and with a minimum annual payout of Eighty Thousand dollars ($80,000). The minimum annual bonus will be payable by the Company quarterly commencing with the close of the Company’s fourth quarter of 2006. The actual bonus payout in excess of the minimum annual amount shall be determined based upon meeting mutually agreed upon individual and corporate performance levels. Mr. Mitchell will also be eligible to participate in the Company’s employee benefit programs (including medical, dental and other insurance programs) generally available to all full-time employees of the Company.

Concurrent with the execution of the Employment Agreement, the board of directors of the Company approved the issuance to Mr. Mitchell of seventy five thousand (75,000) shares of restricted stock under the Plan. Subject to Mr. Mitchell’s continued employment by the Company, the shares vest as follows: (a) 33.3% of the shares will vest at the end of Mr. Mitchell’s first year of employment, (b) 33.3% of the shares will vest at the end of Mr. Mitchell’s second year of employment and (c) 33.4% of the shares will vest at the end of Mr. Mitchell’s third year of employment. The Employment Agreement provides for accelerated vesting in the event of a sale or merger of the Company.

The Employment Agreement also contains severance provisions and other covenants.

As of November 20, 2006, there is no material relationship, related transaction or family relationship between Mr. Mitchell and any of the Company or its directors or officers. There is no arrangement or understanding between Mr. Mitchell and any other person pursuant to which he was or is to be selected as an officer.

On November 2, 2006, the Company issued a press release announcing the appointment of Mr. Mitchell as the Company’s new Chief Financial Officer.

The foregoing description of the Employment Agreement is subject to, and qualified in its entirety by, the Employment Agreement. The Employment Agreement is attached hereto as Exhibit 10.51, and the terms thereof are incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

a) Financial Statements of the Business Acquired - Not Applicable

b) Pro Forma Financial Information - Not Applicable

c) Shell Company Transactions - Not Applicable

d) Exhibits

10.51 Letter of Employment by and between the Company and William H. Mitchell, dated October 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 21, 2006	Audible, Inc.
/s/ Donald R. Katz
By: Donald R. Katz
Title: Chief Executive Officer